MoA FUNDS CORPORATION

ARTICLES SUPPLEMENTARY

MoA Funds Corporation, a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The aggregate number of shares of common stock, $0.01 par value per share (the “Common Stock”), that the Corporation has authority to issue is 19,635,000,000 shares, with an aggregate par value of $196,350,000.

SECOND: Pursuant to the authority vested in the Board of Directors of the Corporation by Section 5.1 of the Corporations and Associations Articles of the Maryland Code, the Board of Directors has voted to classify the 200,000 shares previously allocated to the MoA Clear Passage 2015 Fund to the MoA Clear Passage 2070 Fund as follows:

Class	Authorized Shares (Previous Allocation)	Authorized Shares (New Allocation)
MoA Money Market Fund	425,000,000	5,000,000,000
MoA Core Bond Fund	1,525,000,000	1,525,000,000
MoA Balanced Fund	150,000,000	150,000,000
MoA Mid Cap Equity Index Fund	1,050,000,000	1,050,000,000
MoA Intermediate Bond Fund	840,000,000	840,000,000
MoA Equity Index Fund	900,000,000	900,000,000
MoA All America Fund	200,000,000	200,000,000
MoA Small Cap Growth Fund	570,000,000	570,000,000
MoA Small Cap Value Fund	475,000,000	475,000,000
MoA Mid Cap Value Fund	100,000,000	100,000,000
MoA International Fund	1,275,000,000	1,275,000,000
MoA Small Cap Equity Index Fund	200,000,000	200,000,000
MoA Catholic Values Index Fund	100,000,000	100,000,000
MoA Conservative Allocation Fund	215,000,000	215,000,000
MoA Moderate Allocation Fund	370,000,000	370,000,000
MoA Aggressive Allocation Fund	265,000,000	265,000,000
MoA Retirement Income Fund	270,000,000	270,000,000
MoA Clear Passage 2015 Fund	200,000,000	0
MoA Clear Passage 2020 Fund	665,000,000	665,000,000
MoA Clear Passage 2025 Fund	1,025,000,000	1,025,000,000
MoA Clear Passage 2030 Fund	915,000,000	915,000,000
MoA Clear Passage 2035 Fund	845,000,000	845,000,000
MoA Clear Passage 2040 Fund	685,000,000	685,000,000
MoA Clear Passage 2045 Fund	675,000,000	675,000,000
MoA Clear Passage 2050 Fund	470,000,000	470,000,000
MoA Clear Passage 2055 Fund	350,000,000	350,000,000
MoA Clear Passage 2060 Fund	200,000,000	200,000,000
MoA Clear Passage 2065 Fund	100,000,000	100,000,000
MoA Clear Passage 2070 Fund	0	200,000,000
Unclassified Common Stock	3,690,000,000	0

THIRD: The shares of Common Stock hereby reclassified as specified above have been duly reclassified by the Board of Directors under the authority contained in the charter of the Corporation and in accordance with Section 2-105(c) of the Maryland General Corporation Law. These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall become effective at 5:00 p.m. on April 25, 2025 (the “Effective time”).

FIFTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested by its Secretary on this 25th day of April, 2025.

ATTEST:	MoA FUNDS CORPORATION

/s/Amy Latkin	R. Jeffrey Young
Name: Amy Latkin	Name: R. Jeffrey Young
Secretary	President